UNITED STATES
SECURITIES & EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2008

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-14450	22-1916107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

125 Phillips Avenue, South Hackensack, New Jersey		07606
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (201) 641-6600

(Former name or former address, if changed since last report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information contained in Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.01  Completion of Acquisition or Disposition of Assets

On October 30, 2008, AEP Industries Inc. (“AEP” or the “Company”) completed the acquisition of substantially all of the assets of the stretch films, custom films and institutional products divisions (the “Subject Assets”) of Atlantis Plastics, Inc. and certain of its subsidiaries (“Seller”) for a purchase price of $99.2 million in cash.  The assets include approximately $56.8 million of net working capital, which remains subject to a post-closing true-up and a corresponding purchase price adjustment (up to a maximum of $2.5 million upwards or downwards).   The $6.1 million deposit previously funded by the Company into escrow was paid to Seller, and the Company funded the remaining purchase price with $70.1 million under its revolving credit facility and $23.0 million with cash on hand.   See Item 2.03 of this Current Report on Form 8-K for a description of the amendment to the revolving credit facility entered into concurrently with the acquisition of the Subject Assets, which is hereby incorporated by reference.

On October 31, 2008, the Company issued a press release announcing that the Company completed its acquisition of the Subject Assets of the Seller.  A copy of the press release is attached hereto as Exhibit 99, which is hereby incorporated by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Concurrent with the acquisition of the Subject Assets on October 30, 2008, the Company entered into an Amended and Restated Loan and Security Agreement with Wachovia Bank N.A. as a lender thereunder and as agent for the lenders thereunder (the “Amended Credit Facility”), and borrowed $70.1 million thereunder to fund a portion of the purchase price.  The maximum borrowing amount under the Amended Credit Facility has been increased from $125.0 million to $150.0 million with a maximum for letters of credit of $20.0 million.  The term has been extended from November 19, 2010 to December 15, 2012.  The Company can reduce commitments under the Amended Credit Facility at any time after October 30, 2009.

Under the Amended Credit Facility, interest rates are based upon Excess Availability (as defined in the Amended Credit Facility) at a margin of the prime rate (defined as the greater of Wachovia’s prime rate and the Federal Funds rate plus 0.50%) plus 0% to 0.25% for overnight borrowings and LIBOR plus 2.25% to 2.75% for LIBO Rate borrowings up to six months.  Borrowings and letters of credit available under the Amended Credit Facility will be limited to a borrowing base based upon specific advance percentage rates on eligible domestic assets (including receivables), subject, in the case of inventory, equipment and real property, to amount limitations. The Amended Credit Facility is secured by mortgages and liens on most of the Company’s domestic assets and on 66% of the Company’s ownership interest in certain foreign subsidiaries.

If Excess Availability is less than $15.0 million, a springing lock-box is activated and all remittances received from customers in the United States will automatically be applied to repay the balance outstanding under the Amended Credit Facility.  The automatic repayments through the lock-box remain in place until the Excess Availability exceeds $15.0 million for 30 consecutive days.  During any period in which the lock-box is activated, all debt outstanding under the Amended Credit Facility would be classified as a current liability, which classification may materially affect the Company’s working capital ratio.

The Company has an unused borrowing fee related to the Amended Credit Facility.  This fee is equal to the unused line fee percentage described below multiplied by (i) $125.0 million minus (ii) the average daily usage of the Amended Credit Facility during the relevant monthly period.  The unused line fee percentage rate is based on (i) Quarterly Average Excess Availability, as defined in the Amended Credit Facility, or (ii) the Company’s Leverage Ratio, as defined in the Amended Credit Facility.  If the Quarterly Average Excess Availability is $50.0 million or greater or the Company’s Leverage Ratio is less than 2.0 to 1.0, the unused line fee percentage is 0.375%.  If the Quarterly Average Excess Availability is less than $50.0 million or the Company’s Leverage Ratio is greater than 2.0 to 1.0, the unused line fee percentage is 0.50%  If determination of the Company’s Quarterly Average Excess Availability and Leverage Ratio would yield different unused line fee percentages, the lower percentage shall be used.

The Amended Credit Facility contains customary bank covenants, including, but not limited to, limitations on the incurrence of debt and liens, the disposition and acquisition of assets, and the making of investments and restricted payments, including the payment of cash dividends. If at any time average Excess Availability under the Credit Facility is less than $35.0 million for the immediately preceding fiscal quarter, a fixed charge coverage ratio test of 1.0x must be met.  In addition, a minimum EBITDA (as defined in the Amended Credit Facility) covenant of $35.0 million for the preceding 12-month period is triggered at any time Excess Availability is less that $25.0 million, and an annual capital expenditure limitation of $35.0 million is triggered at any time Excess Availability is less than $20.0 million.

The Amended Credit Facility also provides for events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults under material indebtedness and material contracts, certain events of bankruptcy and insolvency, defaults based on certain indictments or threatened indictments or judgments, failure of any material provision of any loan document to be in full force and effect, change of control, certain ERISA defaults and the occurrence of a material adverse change.  If an event of default occurs and is continuing, amounts due under the Amended Credit Facility may be accelerated and the commitments to extend credit thereunder terminated, and the rights and remedies of the lenders under the Amended Credit Facility available under the applicable loan documents may be exercised, including rights with respect to the collateral securing obligation under the Amended Credit Facility.

The foregoing description is qualified in its entirety by the Amended Credit Facility, a copy of which attached hereto as Exhibit 4 and which is hereby incorporated by reference.

Item 2.05   Costs Associated with Exit or Disposal Activities

Concurrent with the acquisition of the Subject Assets, the Company initiated the first step in a Board-approved plan to realign and reorganize these businesses and began shutting down the Fontana, California plant of the Seller.   The Company completed notifying the twenty-three Fontana employees on November 3, 2008.

As a result of the shutdown, the Company expects to incur approximately $50,000 related to employee termination costs.   However, at this time, the Company is unable to estimate other charges related to closing this facility, including but not limited to, lease termination costs and moving and disposal of machinery and equipment.  All of these charges will be recorded as an adjustment to the allocation of the purchase price paid by the Company in connection with the acquisition of the Subject Assets under the purchase method of accounting, in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”.  The Company will file an amended report on Form 8-K when it determines the foregoing estimate to the extent material.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward–looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statement contained in this Form 8-K that relate to prospective events or development, including, without limitation , the amount of expenses to be incurred as a result of the plan to exit, charges to be recognized by the Company, and adjustment to the allocation of the purchase price in connection with the acquisition of the Subject Assets, are deemed to be forward-looking statements.  Words such as “expects”, “will” and similar expressions are intended to identify forward-looking statements.  There are a number of important risk factors which are described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2007 and subsequent filings of the Company with the Securities and Exchange Commission.  Except as required by law, the Company disclaims any intention or obligation to update any forward-looking statements, which are made as of the date hereof, as a result of developments occurring after the filing of this Form 8-K.

Item 9.01.         Financial Statements and Exhibits.

(a)                 Financial Statements of Businesses Acquired

The financial statements with respect to the acquisition reported in Item 2.01 will be filed by an amendment to this report within 71 calendar days after the date this report was required to be filed.

(b)                Pro Forma Financial Information

The pro forma financial information with respect to the acquisition reported in Item 2.01 will be filed by an amendment to this report within 71 calendar days after the date this report was required to be filed.

(d)    Exhibits

Exhibit No.	Description

4

Amended and Restated Loan and Security Agreement, dated October 30, 2008, by and among the Company, Wachovia Bank N.A., as Agent, and the financial institutions party thereto. The schedules and appendices to the foregoing have been omitted. A copy of any omitted schedule or appendix will be furnished to the Securities and Exchange Commission supplementally upon request.

99	Press release, dated October 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.

Date: November 5, 2008	By:	/s/ LINDA N. GUERRERA
Linda N. Guerrera
Vice President and Controller

EXHIBITS

Exhibit No.	Description

4

Amended and Restated Loan and Security Agreement, dated October 30, 2008, by and among the Company, Wachovia Bank N.A.., as Agent, and the financial institutions party thereto. The schedules and appendices to the foregoing have been omitted. A copy of any omitted schedule or appendix will be furnished to the Securities and Exchange Commission supplementally upon request.

99	Press release, dated October 31, 2008.